Exhibit 10.21

TECHNOLOGY LICENSE AGREEMENT

THIS AGREEMENT is made as of this 27th day of February 2012 ("Effective Date") by and between Fuse Science Inc., a Delaware corporation, ("Fuse Science" or "LICENSOR") having its principal offices located at 6135 NW 167th Street, Suite E-21, Miami Lakes, FL 33015 and Mission Product Holdings, Inc., (“Mission of “LICENSEE”) having its principal place of business at 185 Madison Ave., 12th Floor, New York, NY 10016 (individually, a "Party," and collectively the "Parties").

WITNESSETH:

WHEREAS, LICENSOR has certain ownership and exclusive right, pursuant to a licensing agreement dated September 15, 2011 ("Licensing Agreement") with Cure IP Holdings LLC ("Cure IP") to provisional patent application rights, patent pending rights, patent rights, trade secrets, know-how and related proprietary information directed t. certain formulations for bioactive agents, including but not limited to transdermal and sublingual absorbed compositions (such Cure IP that is provided to LICENSEE hereunder is hereinafter re cl to as the "Subject Technology");

WHEREAS, Cure IP has filed certain pending patent applications with regard to the Subject Technology including but not limited to Provisional Patent Application Serial Number 61/533,278 filed on or about September 12, 2011 before the United States Patent & Trademark Office (“USPTO”);

WHEREAS, Cure IP has developed and exclusively licensed the Subject Technology to LICENSOR certain proprietary formulations with regard to u inactive agents for transdermal and sublingual application that may have benefit with athletic skin care preparations;

WHEREAS, LICENSOR has established certain manufacturing and research & development relationships with Cure Pharmaceuticals Inc. located in Oxnard, California, through its written agreements with Cure IP, to create drug delivery systems for use in administering nutraceutical and pharmaceutical compositions based upon the Subject Technology for purposes of creating proprietary components and additions to athletic skin care preparations;

WHEREAS, LICENSEE sells, markets, advertises, promotes and distributes athletic skin care and other preparations, including but not limited to sun block preparations, skin moisturizers, foot creams, muscle rubs and lip care products;

WHEREAS, LICENSEE has relations with various retailers, distributors, wholesalers and on-line outlets for the purposes of selling athletic skin care preparations;

WHEREAS, LICENSEE desires to license and have benefit to certain portions of the intellectual property relating to the Subject Technology, including pending patent applications, know-how, and related proprietary information regarding these formulations for bioactive agents for application with athletic skin care preparations via sublingual absorption modalities;

CONFIDENTIAL AND PROPRIETARY

WHEREAS, LICENSEE would like the benefit of having LICENSOR manufacture and supply certain drug delivery systems based upon the Subject Technology on behalf of the LICENSEE; and

WHEREAS, LICENSOR desires to allow LICENSEE to employ and include certain formulations in LICENSEE's skin care preparations.

NOW, THERE.PORE, in consideration of the premises and the mutual covenants of this Agreement, the parties hereto agree as follows:

I.           LICENSE GRANT

A.           Scope of License: LICENSOR hereby grants to LICENSEE for the Term of this Agreement as defined below, a restricted right to use, include, provide, distribute, advertise, promote, sell and offer for sale athletic skin care preparations that include formulations based upon the Subject Technology. Accordingly, LICENSOR grants LICENSE the right to include bioactive agents that are based upon the Subject Technology f purposes of offering drug delivery systems for administering OTC compositions through transdermal transfer in the sports application positioning of the Mission Athletecare brand.

B.           Non-Exclusive Rights to Patents and Patent Pending Right: LICENSEE shall have rights under LICENSOR’s exclusive rights to any and all patents, pending patent applications, provisional patent applications, divisonals, continuation, and continuation-in-part applications both in the United States, and any foreign patent rights including PCT patent applications that have been filed by the Effective Date and assigned to Cure IP (and licensed through the License Agreement from Cure IP.

C.           Rights to Proprietary Information: LICENSEE shall have full rights to LICENSOR’s proprietary information relating to the formulations based upon the Subject Technology. LICENSEE shall have direct rights and access to LICENSOR’s trade secrets, know-how, or internal proprietary information with regard to the Subject Technology, including but not limited to formulations, chemical compositions, or methods of preparation to the extent such information is necessary for LICENSEE to exploit Subject Technology. Any such information obtained by LICENSEE for purposed of commercializing and adding the Subject Technology to LICENSEE’s athletic skin care preparation shall be based upon LICENSEE’s strict duty of confidentiality with regard to this information, as proscribed in Section IV defined below.

D.            Rights to New Formulations, Improved Formulas and Modified Bioactive Agents: LICENSEE shall have rights to benefit from and receive from LICENSOR any new formulations, improved and modified formulas and advanced bioactive agents based upon the Subject Technology for purposes of introduction in LICENSEE's athletic skin care preparations.

CONFIDENTIAL AND PROPRIETARY

E.           Rights to Use Trademarks: LICENSEE shall have limited rights to use the name FUSE SCIENCE and any related registered or unregistered indicia, slogans, marks, trade names or trade dress owned by LICENSOR for the limited purpose of accurately reflecting this affiliation and relationship. However, LICENSEE shall confirm to LICENSOR's strict quality control guidelines and be subject to periodic inspections by LICENSOR Likewise, subject to written approval by LICENSEE, such approval not be unreasonably withheld, LICENSOR shall have reciprocal rights to use any of LICENSEE's names, trademarks, registered or unregistered indicia, slogans, marks, trade names or trade dress owned by LICENSOR for the limited purpose of accurately reflecting this affiliation and relationship. However, LICENSOR and LICENSEE respectively, shall cease such usage upon the termination of this Agreement and any such usage by LICENSOR or LICENSEE be subject to and shall conform to LICENSEE's or LICENSOR's trademark usage standards, it being understood that LICENSOR and LICENSEE shall promptly cease any usage that LICENSOR or LICENSEE determines to be non-conforming.

F.            Geographic Scope: The geographic scope hereby granted by LICENSOR to LICENSEE regarding the rights articulated in Paragraph A above shall be worldwide (the "Territory"). Accordingly, such grant shall include rights to not only patents (and pending patent applications) filed and/or issued before the 12,SPTO, but also any worldwide patents, pending patent applications, PCT applications or any applications filed through any recognized foreign administrative agency or body.

G.           For the avoidance of doubt and notwithstanding the foregoing or any other provision herein, this Agreement does not impose upon LICENSEE any obligation to exercise the rights granted in the foregoing license, to manufacture Licensed Products, or to otherwise exploit the Subject Technology in any way, it being understood that such decisions will be made by LICENSEE in its sole discretion.

H.           LICENSOR Rights: LICENSOR hereby represents and warrants that LICENSOR has all necessary right, title and interest to grant the rights and licenses hereunder and that the exercise of such rights and licenses by LICENSEE will not infringe upon or violate the rights of any third party.

II.          TERM OF AGREEMENT

A.           Contemplated Term: Unless otherwise terminated in accordance with the terms and conditions of this Agreement, this limited and non-exclusive license as to the Subject Technology shall have a four (4) ear following term commencing on the Effective Date as identified herein above (the “Term”) with mutually agreed renewal terms.

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III.         COMPENSATION

A.           Royalty Based upon Sales of Products: LICENSEE agrees to pay LICENSOR a reasonable royalty based upon 9.0% of Net Sales (the “Royalty”) received by LICENSEE regarding any and all sales of LICENSEE’s products which include as their main composition the Subject Technology. This shall include only sublingual absorption delivery systems based upon, fall within any of the claims, or include any of LICENSOR's patented or patent pending technology related to sublingual absorption modalities.

B.           Endorser-Related Royalty Offset: LICENSEE shall be entitled to deduct and retain from the Royalty amount set forth in subsection A herein above, such amounts as are pre-approved by LICENSOR in connection with certain products in order to accommodate certain endorsement arrangements on a case-by-case basis to be mutually agreed upon by the Parties, provided however, that in no event shall such deduction exceed 1.5% of the Royalty amount owed to LICENSOR pursuant to subsection A herein above.

C.           Quarterly Royalty Period: The Royalty owed LICENSOR shall be calculated on a quarterly calendar basis (the "Royalty Period") and shall be payable no later than thirty (30) days after the termination of the preceding full quarter period, i.e., commencing on the first (1st) day of January, April, July, and October, except that the first and last calendar periods may need to be pro-rated depending on the effective date of this Agreement

D.           Detailed Reporting for Each Royalty Period: For each Royalty Period, LICENSEE shall provide LICENSOR with a written royalty statement in a form reasonably acceptable to LICENSOR Such royalty statement shall be certified as accurate by a duly authorized officer of LICENSEE reciting, on a country by country basis, the stock number, item, units sold, description, quantity shipped, gross invoice, amount billed customers less discounts, allowances, returns and reportable sales for each Licensed Product. Such statements shall be furnished to LICENSOR only if Licensed Products were sold during the Royalty Period and only to the extent any actual Royalty is owed.

E.           Definition of "Net Sales" for Royalty Calculation: "Net Sates" shall mean LICENSEE's gross sales (the gross invoice amount billed customers) of Licensed Products, less discounts and allowances actually shown on the invoice and, further, less any bona fide returns (net of all returns actually made or allowed as supported by credit memoranda actually issued to the customers) up to the amount of the actual sales of the Licensed Products during the Royalty Period. No other costs incurred in the manufacturing, selling, advertising, and distribution of the Licensed Products shall be deducted nor shall any deduction be allowed for any uncollectible accounts or allowances-

F.           Royalty Obligation Occurs Upon Sale: A Royalty obligation shall accrue upon the sale of the Licensed Products (herein defined as any athletic skin care product or preparation based upon or which includes the Subject Technology) regardless of the time of collection by LICENSEE. A Licensed Product shall be considered "sold" when such Licensed Product is billed, invoiced, shipped, or paid for, whichever occurs first

CONFIDENTIAL AND PROPRIETARY

G.           Receipt No Waiver to Challenge Statement Accuracy: The receipt or acceptance by LICENSOR of any royalty statement or payment shall not prevent LICENSOR from subsequently challenging the validity or accuracy of such statement or payment, Survival of Payment Obligations: LICENSEE'S obligations for the payment of Royalties shall survive expiration or termination of this Agreement and will continue for so long as LICENSEE continues to sell the Licensed Products.

H.           Survival of Payment Obligations: LICENSEE’S obligations for the payment of Royalties shall survive expiration or termination of this Agreement and will continue for so long as LICENSEE continues to sell the Licensed Products.

I.            Payments Made in U.S Currency: All payments due LICENSOR shall be made in United States currency by check drawn on a United States bank, unless otherwise specified by LICENSOR

J.           Warrant: Upon the execution of this Agreement, LICENSEE will issue to LICENSOR a warrant to purchase Five Hundred Thousand (500,000) shares of LICENSEE's common stock (the "Shares") for a purchase price of $9.00 per share in the form attached hereto as Exhibit A.

IV.         CONFIDENTIALITY OBLIGATIONS

A . Access to Confidential Information: LICENSEE recognizes that during the course of preparing, mixing, adding, employing and making the various athletic skin preparations based upon or derived from the Subject Technology that LICENSEE may have occasion to review, receive and have access to confidential materials from LICENSOR with regard to certain bioactive agents, which includes information relating to drug delivery systems for use in administering nutraceutical and pharmaceutical compositions, patentable ideas, improvements, specifications, cost and pricing data, investor information, capital raises, client information, customer and vendor lists, and any other related material used in the ordinary course of business at LICENSOR which may be material to the on-going business of LICENSOR, its clients, or related third-parties which have an actual or potential relationship with LICENSOR ("Confidential Information").

B.            Acknowledgement of Trade Secrets: The Parties agree that the Confidential Information may constitute a trade secret of value owned solely by LICENSOR which is of advantage to it, or which provides advantage to it over those who do not know such Confidential Information and is otherwise deemed confidential, proprietary information pursuant to applicable Florida law, including, but not limited to Florida Statute §812.081. LICENSOR acknowledges that the Confidential Information is a valuable, special and unique asset and property right exclusively owned by LICENSOR, whether patentable or not.

C.            Retaining the Confidential Information: LICENSEE covenants and agrees that both during and after termination of this Agreement, LICENSEE shall retain such Confidential Information in confidence pursuant to the following leans and conditions: LICENSEE further agrees to maintain in confidence any such Confidential Information disclosed by LICENSOR or any actual or potential client of LICENSOR that was not previously known to LICENSEE or to the general public, or that was not in the public domain prior to such disclosure. Such Confidential Information shall be maintained in confidence by LICENSEEunless or until:

i.	It shall have been made public by an act or omission of a Party other than LICENSEE

ii.	LICENSEE receives such Confidential Information from an unrelated third party on a non-confidential basis; or

iii.	The passage of ten (10) years from the date of disclosure, whichever shall first occur,

D.            Prompt Return of Confidential Materials: Upon request (but subject in all cases to Section XI below), LICENSEE agrees to promptly return to LICENSOR any materials obtained from or through LICENSOR including all memoranda, drawings, formulations, design or utility patent applications (or subject matter relating to such applications), specifications, and process or flow diagrams including any copies, notes, or memoranda made by LICENSEE, in any way, include Confidential Information disclosed or transmitted to LICENSEE by LICENSOR. Such prompt return shall include any and all known computer data, computer files, .PDFs, .JPGs, entails and any related electronically stored information within LICENSEE'S control that resides on any CDs, hard drives, flash drives, disks, iPods, digital music players or related memory devices whether owned by LICENSOR, LICENSEE or any third-party related to LICENSEE (including but not limited to personal computer devices). Upon such request,. LICENSEE shall, to the best of its knowledge, stipulate to such removal of electronically stored information as well as performance of any such reasonable steps to ensure complete removal of such data, including any necessary digital wiping (including use of any readily available wiping software) to ensure complete removal of the requested data.

Except to the extent within the scope of or otherwise permitted milder the rights and licenses granted herein, LICENSEE agrees that it will not, without first obtaining the prior written permission of LICENSOR:

i.	Directly or indirectly utilize such Confidential Information in its business, except as otherwise provided for herein;

ii.	Develop, program, code, create or launch any design, engineering, product development or related consumer product offering that is based in whole or in part of any subject matter which touches upon, is related to, or could be remotely derived from the Confidential Information; or

CONFIDENTIAL AND PROPRIETARY

iii.	Disclose such Confidential Information to any third party, whether or not a competitor to LICENSOR, a potential or actual client of LICENSOR or related third-party (including any potential investors, advisors or affiliates of LICENSOR).

Neither party shall originate any publicity, news release, or other public announcement, written or oral, relating to this Agreement, to performance hereunder, or to any matter relating to the other party without the prior written approval of the other party.

E.           Restriction Against Reverse Engineering: LICENSEE agrees that it will not attempt, either directly or indirectly, to reverse engineer any of LICENSOR's bioactive agents, formulations, or related preparations.

F.           Right to Injunctive Relief: LICENSEE agrees that the restrictions set forth in this Agreement are just and reasonable. In the event that LICENSEE violates, breaches or threatens to breach any of the covenants or restrictions contained herein, LICENSEE acknowledges that:

a.	LICENSOR will suffer immediate, irreparable, actual and substantial harm resulting in LICENSOR's lost business, business interruption, administrative expenses and lost profits; and

b.	It may be impossible to ascertain the amount of such damages with any reasonable degree of accuracy.

In the event that LICENSEE violates or breaches any of the restrictions or covenants contained herein, or threatens such a breach or violation, LICENSOR shall be entitled to seek immediate, temporary and permanent injunction and other equitable relief to enforce any and all of the provisions set forth herein in a court of competent jurisdiction. In addition to or in lieu of the above, LICENSOR may, in its sole discretion, pursue any and all other remedies available to it for such violation, breath or threatened breach, including recovery of compensatory damages.

CONFIDENTIAL AND PROPRIETARY

V.         DUTY TO ASSIGN IMPROVEMENTS

A.            Duty to Assign Inventions and Works of Authorship: Any inventions, improvements, concepts, works of authorship or ideas made or conceived by LICENSEE during or in connection with any business performed under this Agreement (or twenty four (24) months thereafter) based upon the disclosure by LICENSOR (or any entity related to Cure IP or Cure Pharmaceuticals) of any trade secrets, proprietary information, know-how or formulations with regard to athletic skin preparations based upon the Subject Technology (the "Work"), including information disclosed in Provisional Patent Application Serial Number 61/533,228, shall be considered the sole and exclusive property of LICENSOR. LICENSEE shall promptly and fully report and disclose all such Work to LICENSOR (including after termination or expiration of this Agreement). Any Work performed by LICENSEE under this Agreement shall be considered a 'Work Made for Hire" as that phrase is defined by the U.S. Copyright laws and shall be owned by and for the express benefit of LICENSOR. In the event it should be established that such work does not qualify as a Work Made for Hire, LICENSEE agrees to and does hereby assign to LICENSOR all of his right, title, and interest in such work product, including but not limited to all copyrights, patents, trademarks, and other proprietary rights. LICENSEE expressly hereby assigns any and all patent and invention rights to any Work developed during the Term relating directly or indirectly to the business of LICENSOR

B.           Duty to Cooperate with Creation of Patent Applications: Both during the Term of this Agreement and thereafter, LICENSEE shall (at LICENSOR's sole expense) fully cooperate with LICENSOR in the protection (including drafting and preparation of any applications), prosecution (including execution of any declarations and correspondence to any government agency), licensing and enforcement of any intellectual property rights that may derive as a result of the services performed by LICENSEE under the terms of this Agreement. This shall include executing, acknowledging, and delivering to LICENSOR all documents or papers that may be necessary to enable LICENSOR to publish or protect said inventions, improvements, and ideas in the name of LICENSOR, its clients, or any related third-parties.

VI.            RECORD INSPECTION AND AUDIT

A.           Right to Inspect: LICENSOR shall have the right, upon reasonable notice, to inspect LICENSEE's books and records and all other documents and material in LICENSEE's possession or control that relate directly to the sales of the Licensed Products.

B.           Accessibility of Books and Records: All books and records relative to LICENSEE's obligations that relate directly to the sales of Licensed Products shall be maintained and made accessible to LICENSOR for inspection at a location in the United States for at least three (3) years after termination of this Agreement.

VII.           LICENSEE'S OBLIGATIONS

A.           Compliance with Marking Provisions: LICENSEE shall fully comply with the marking provisions of the intellectual property laws of the applicable countries in the Licensed Territory.

VIII.          EXPORT CONTROL

Anything contained in this Agreement to the contrary notwithstanding, the obligations of the parties hereto and of the subsidiaries of the parties shall be subject to all laws, present and future and including export control laws and regulations, of any government having jurisdiction over the parties hereto or the subsidiaries of the parties, and to orders, regulations, directions or requests of any such government. Each party shall undertake to comply with and be solely responsible for complying with such laws applicable to such party.

CONFIDENTIAL AND PROPRIETARY

IX.         TAXES AND GOVERNMENTAL APPROVALS

A.            Licensee to Pay Taxes and Duties: LICENSEE shall be solely responsible for the payment of any and all taxes, fees, duties and other payments incurred in relation to its manufacture, use and sale of the systems and methods of the Patents or Licensed Products with the exception that LICENSOR shall be solely responsible for the payment of any and all taxes, fees, duties or other payments assessed by all relevant authorities by virtue of Cure IP being the owner of the Patents.

B.            Licensee to Pay Approvals and Validations: LICENSEE shall be solely responsible for applying for and obtaining any approvals, authorizations, or validations necessary to effectuate the terms of this Agreement under the laws of the appropriate national laws of each of the countries in the Licensed Territory.

X.         TERMINATION

The following termination rights are in addition to the termination rights which may be provided elsewhere in the Agreement:

A.            Immediate Right of Termination. LICENSOR shall have the right to immediately terminate this Agreement by giving written notice to LICENSEE in the event that LICENSEE does any of the following:

1. Fails to obtain or maintain product liability insurance in the amount and of the type provided for herein; or

2. Files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if the LICENSEE discontinues or dissolves its business or if a receiver is appointed for LICENSEE or for LICENSEE's business and such receiver is not discharged within thirty (30) days.

B.            Right to Terminate on Notice. Either party may terminate this Agreement on ninety (90) days written notice to the other party in the event of a breach of any provision of this Agreement by the other party, provided that, during the ninety (90) day period, the breaching party fails to cure such breach

C.            LICENSEE Right to Terminate. The LICENSEE shall have the right to terminate this Agreement after January I, 2013 by providing ten (10) days written notice to LICENSOR for any reason.

CONFIDENTIAL AND PROPRIETARY

XI         POST TERMINATION RIGHTS

A.            Subject to the Sell-Off Rights below, upon the expiration or termination of this Agreement, all rights granted to LICENSEE under this Agreement shall forthwith terminate and immediately revert to LICENSOR and LICENSEE shall discontinue all use of the Subject Technology and the like_

B.            Upon the expiration or termination of this Agreement, LICENSOR may require that the LICENSEE transmit to LICENSOR, at no cost, all material relating to the Subject Technology, provided, however, that LICENSEE shall be permitted to retain a full copy of all material subject to the confidentiality provisions of this agreement

C.           In the event that the Licensing Agreement is terminated through no fault of LICENSEE, by signing this Agreement, Cure IP Holdings, LLC hereby covenants and agrees that they shall enter into a direct relationship with LICENSEE on substantially the same terms as contained herein.

D.           Notwithstanding the foregoing or any other provision herein to the contrary, LICENSEE shall have a period of not less than nine (9) calendar months following the effective date of this Agreement (-Sell-Off Period") to distrittite and sell any Licensed Products that have been manufactured, in whole or in part, prior to the effective date of termination ("Sell-Off Rights"), it being understood that LICENSEE shall not be in. breach of this Agreement or otherwise liable in any manner with respect to the sale or distribution of Licensed Products by its customers following the Sell-Off Period.

XII.         INSURANCE

Should LICENSEE elect to produce any Licensed Products that are subject to a royalty hereunder, LICENSEE shall, prior to the manufacture of such Licensed Products, obtain and maintain at its own cost and expense from a qualified insurance company licensed to do business in New York and having a Moody's rating of B- or better, standard Product Liability Insurance naming LICENSOR, and its officers, directors, employees, agents, and shareholders,, as an additional insured. Such policy shall provide protection against all claims, demands, and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Licensed Products or any material used in connection therewith or any use thereof. The amount of coverage shall be not less than $2,000,000 per claim. The policy shall provide for thirty (30) days' notice to LICENSOR from the insurer by reps' tered or certified mail, return receipt requested, in the event of any modification, cancellation, or termination thereof. LICENSEE agrees to furnish LICENSOR a certificate of insurance evidencing same within thirty (30) days after it begins production of any Licensed Products and, in no event, shall LICENSEE manufacture, distribute, or sell the Licensed Products prior to receipt by LICENSOR. of such evidence of insurance.

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XIII.         FORCE MAJEURE

Neither party will be liable for or will be considered to be in breach of or default under this Agreement on account of any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond such Party's reasonable control and that such Party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event occurs, the affected Party will give prompt written notice to the other Party and will use commercially reasonable efforts to minimize the impact of the event.

XIV.         NOTICE AND PAYMENT

  A.           Any notice required to be given under this Agreement shall be in writing and delivered personally to the other designated party at the above stated address or mailed by certified, registered or Express mail, return receipt requested or by Federal Express.

  B.           Either party may change the address to which notice or payment is to be sent by written notice to the other under any provision of this paragraph.

XV.          JURISDICTION/DISPUTES

 This Agreement shall be governed in accordance with the laws of the State of New York.

XVI.        AGREEMENT BINDING ON SUCCESSORS

The provisions of the Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their heirs, administrators, successors and assigns.

XVII.       ASSIGNABILITY

Except in connection with a change of control event, neither party may assign this Agreement or the rights and obligations thereunder to any third party without the prior express written approval of the other party which shall not be unreasonably withheld.

XVIII.         WAIVER

No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same of other provisions of this Agreement

XVIII.         SEVERA,BILITY

If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement

CONFIDENTIAL AND PROPRIETARY

XIX.         INTEGRATION

This Agreement constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements between the Parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the Parties hereto and specifically referring to this Agreement This Agreement shall take precedence over any other documents which may conflict with this Agreement

XX          COMPETITION

Nothing in this Agreement shall prohibit LICENSEE from entering into license agreements or other business arrangements whereby the LICENSEE markets, promotes and sells products that may be competitive with the Subject Technology, provided, however, that, except for the rights granted hereunder, during the term of this Agreement LICENSEE will not sell any products that would compete with the Subject Technology as it related to the sublingual absorption modalities.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

FUSE SCIENCE INC.		MISSION PRODUCT HOLDINGS, INC.

By:	/s/ Brian Tuffin	By:	/s/ Josh Shaw
	Brian Tuffin, Chief Executive Officer		Josh Shaw, President